Exhibit 99.1

Silver Lake Announces Strategic Investment in Euroclear

through Agreement with ICE to Acquire Intercontinental Exchange’s 9.85% Stake

LONDON and ATLANTA – October 18, 2021 – Silver Lake, a global leader in technology investing, and Intercontinental Exchange (NYSE:ICE), a leading global provider of data, technology, and market infrastructure, today announced an agreement in which Silver Lake will make a long-term strategic investment in Euroclear Holding SA/NV by acquiring ICE’s 9.85% stake in the company’s share capital for EUR709 million.

Euroclear is a leading Brussels, Belgium-based provider of post-trade security settlement, custody, collateral management, fund management and data services with €35.2 trillion of assets under custody and 284 million netted transactions settled in the 12 months ended June 2021. Euroclear is a vital European and global financial market infrastructure company, connecting more than 2,000 financial institutions in 50 different markets and settling transactions in 50 currencies.

Silver Lake’s acquisition of ICE’s stake in Euroclear is subject to customary closing conditions and regulatory approval. Following Silver Lake’s investment, Silver Lake will request that a representative of Silver Lake join the Board of Euroclear Holding SA/NV.

Christian Lucas, Co-Head of Silver Lake EMEA, said: “We are thrilled to become a shareholder of Euroclear. We have been highly impressed by the company’s achievements over the years, continuously strengthening Euroclear’s positioning as a global leader in vital post-trade, collateral management, fund management and data services as well as the company’s crucial importance overall to the efficient functioning of financial markets in Europe and around the world. As a leading technology investor, we look forward to contributing to Euroclear’s future growth, which is more than ever driven by innovation.”

“We have great respect for Euroclear and its leadership team, have seen the critical services and sustainable infrastructure it provides to our industry, and it has been a successful investment for ICE,” said Jeffrey C. Sprecher, ICE Chairman and Chief Executive Officer. “Going forward, Euroclear will have an outstanding long-term partner and shareholder in Silver Lake with its deep knowledge and experience in financial and technology investments.”

The transaction could close as soon as the first half of 2022. Moelis & Company served as ICE’s financial adviser on this transaction and Stibbe served as legal advisor. Lazard served as Silver Lake’s financial advisor and Simpson Thacher & Bartlett LLP and Loyens & Loeff served as legal advisors.

About Silver Lake

Silver Lake is a leading global technology investment firm, with more than $88 billion in combined assets under management and committed capital and a team of professionals based in North America, Europe, and Asia. Silver Lake’s portfolio companies collectively generate more than $221 billion of revenue annually and employ more than 526,000 people globally. For more information about Silver Lake and its portfolio, please visit Silver Lake’s website at silverlake.com.

About Intercontinental Exchange

Intercontinental Exchange, Inc. (NYSE: ICE) is a Fortune 500 company that designs, builds and operates digital networks to connect people to opportunity. We provide financial technology and data services across major asset classes that offer our customers access to mission-critical workflow tools that increase transparency and operational efficiencies. We operate exchanges, including the New York Stock Exchange, and clearing houses that help people invest, raise capital and manage risk across multiple asset classes. Our comprehensive fixed income data services and execution capabilities provide information, analytics and platforms that help our customers capitalize on opportunities and operate more efficiently. At ICE Mortgage Technology, we are transforming and digitizing the U.S. residential mortgage process, from consumer engagement through loan registration. Together, we transform, streamline and automate industries to connect our customers to opportunity.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located here. Key Information Documents for certain products covered by the EU Packaged Retail and Insurance-based Investment Products Regulation can be accessed on the relevant exchange website under the heading “Key Information Documents (KIDS).”

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE's Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 4, 2021.

ICE- CORP

Source: Intercontinental Exchange

CONTACTS

For Silver Lake:

Matt Benson, matthew.benson@silverlake.com, +1 (917) 328-3471

Jess Gill, Edelman Smithfield, silverlakemedia@edelman.com, +44 (0)7980 684 247

For ICE:

Media: Josh King, josh.king@ice.com, +1 (212) 656-2490

Investors: Mary Caroline O’Neal, marycaroline.oneal@ice.com, +1 (770) 738-2151